Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of Park City Group, Inc. of our report dated September 12, 2017, relating to our audit of the consolidated financial statements and effectiveness of internal controls over financial reporting appearing in the Annual Report on Form 10-K of Park City Group, Inc. for the year ended June 30, 2017, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, Utah
November 9, 2017